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                                                                      Exhibit 10

                                [GRAPHIC OMITTED]


                                     1999
                                 Leadership Team
                           INCENTIVE COMPENSATION PLAN



                 Plan Year: January 1, 1999 - December 31, 1999
                            -----------------------------------


                      Approved by: ________________________
                                      CEO, Marv Cadwell

                      Accepted by: ________________________

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I.   COMPENSATION GUIDELINES
     -----------------------

     The compensation paid to Participants under this Plan, if any, is only one portion of a Participant's overall compensation. This plan and the associated targets/quotas may be adjusted, changed, or terminated at any time, to compensate for changes in sales, support or overall business conditions as well as any other revisions management deems appropriate.

     A Participant's earnings under this plan will be determined based on both the Participant's individual performance and SMS' final 1999 consolidated Earnings per Share (EPS) performance. The Participant's individual performance is measured using Points accumulated from achievement against the Plan's metrics. The value of each Point will be a function of SMS' final 1999 EPS, as itemized on the EPS Points Table on Attachment C.

     Any portion of this Incentive Compensation plan is subject to adjustment by the Chief Executive Officer (CEO), based on the non-fulfillment of job duties by the Participant. Any such adjustment will be incorporated in the 1999 settlement statements presented to the Participant.

     Each Participant will receive an Attachment A and B that will outline and summarize all criteria for quotas, rates, bonuses, etc. specific to the Participant's job title and responsibilities. All adjustments to quotas must be registered with Sales Analysis and ICP Support by the appropriate managers.

II.  ICP COMPONENTS
     --------------

     A.   PERFORMANCE INDICATORS
          ----------------------

          Incentive compensation paid under this plan will be based on the achievement of the targets for three (3) Performance Indicators, namely Sales, Revenue/Pretax Income Margin %, and Accounts Receivable Days. These indicators may apply to SMS' Consolidated and Domestic operations, and/or to the Participant's more customized Focus Area. The actual bonus payments related to these Performance Indicators will be determined using the tables on Attachment B (by first computing actual performance against each Performance Indicator target in order to determine the payout factor; then multiplying each payout factor by the relevant Bonus Potential amount specified ).

     B.   GENERAL MANAGEMENT CHALLENGES
          -----------------------------

          A bonus will be paid for performance against General Management challenges that are assigned by the Participant's immediate manager. Specific General Management Challenges are identified in Attachment A.

          Performance against these General Management Challenges, and the determination of the corresponding bonus payments, will be determined by the Participant's immediate manager.

III. ICP PAYMENT POLICIES
     --------------------

     A.   VESTING
          -------

          Except where specifically stated, this Plan does not provide for vesting of any Plan component prior to the end of the Plan Year. Further, no bonus will be paid under this Plan to a participant who terminates employment on, or before, the date on which payment under the Plan is made.

     B.   TIMING OF BONUS PAYMENTS
          ------------------------

          Incentive compensation earned under this Plan shall be paid by March 31, 2000. The Participant must be an active SMS employee on March 31, 2000 to be eligible for payment under this plan.

     C.   DRAW POLICY
          -----------

          There are no draws under this plan.
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     D.   MAXIMUM BONUS
          -------------

          The maximum bonus under this plan for Consolidated Objectives is three
          (3) times the Bonus Potential for each Performance Indicator, two (2) times the Bonus Potential for Focus Area Objectives and 100% for the General Management Challenges Bonus.

     E.   RESTRICTED STOCK
          ----------------

          At the discretion of the CEO, a portion of the earned bonuses under this compensation plan may be paid to the participant in SMS restricted stock.

IV.  DEFINITIONS OF ICP TERMS
     ------------------------

     A.   SALES
          -----

          The present value of new SMS solutions (including software, support, professional services, and hardware) , net of direct costs, sold by SMS organizations during 1999, as reported in the monthly Sales Report produced by Sales Analysis and ICP Support (labeled SOLUTIONS GROWTH SALES). This does not include the renewals, extensions, or conversions of existing revenue streams. To be included in the Sales Report, the contract must be signed and dated by both the customer and SMS and received by SMS by December 31, 1999.

     B.   REVENUE
          -------

          Net revenue (i.e. gross revenue less cost of hardware sales), as reported by Customer Accounting. These targets are subject to increases/decreases during the year, for any material changes to SMS' financial plan.

     C.   PRETAX INCOME
          -------------

          Revenue, as defined above, less direct expenses (including all bonus costs of this plan) and overhead expenses, as reported by Customer Accounting. These targets are subject to increases/decreases during the year, for any material changes to SMS' financial plan.

     D.   PRETAX INCOME MARGIN %
          ----------------------

          The result of dividing Pretax Income by Revenues, both as defined above.

     E.   EARNINGS PER SHARE
          ------------------

          The result of dividing Pretax Income by the number of shares outstanding.

     F.   ACCOUNTS RECEIVABLE DAYS
          ------------------------

          The 12 Month Average A/R Days, as determined by Accounting, using each month's A/R Days for all receivables (including billed, unbilled, and accrued receivables, less the relevant bad debt reserves). Each month's A/R Days are calculated using the month-end accounts receivable balance divided by the average monthly revenues for the three most recent months.

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                           Schedule to Exhibit (10)

An SMS Senior Management Incentive Compensation Plan for the plan year ended December 31, 1999 in the form presented in the preceding pages was implemented for each of the following executive officers of the Company during the reporting period. Under each plan, 90% of the base bonus value is based upon performance against corporate and focus area (consisting of certain segments of business operations) sales, revenue, pre-tax income margin, and accounts receivable days. The relative weighting and combination of these performance factors vary for each individual, with an emphasis on the individual's particular area of business operations. The remaining 10% of the base bonus value is tied to subjective considerations of managerial performance against certain pre-defined goals.


                              V. Brewster Jones
                              Terrence W. Kyle
                              Francis W. Lavelle
                              David F. Perri
                              Guillermo N. Ramas, Sr.